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                                                                    Exhibit 5.1


                 [Letterhead of Richards, Layton & Finger, P.A.]





                                          January 25, 2007




TravelCenters of America LLC
c/o Hospitality Properties Trust
400 Centre Street
Newton, MA 02458

     Re:  TravelCenters of America LLC

Ladies and Gentlemen:

     We have acted as special Delaware counsel for TravelCenters of America LLC, a Delaware limited liability company (the "Company"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

     For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of copies of the following:

     (a) The Certificate of Formation of the Company, dated October 10, 2006 (the "LLC Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on October 10, 2006;

     (b) The Limited Liability Company Agreement of the Company, dated as of October 10, 2006, entered into by Hospitality Properties Trust, a Maryland real estate investment trust ("HPT");

     (c) The Transfer of Interest between HPT and HPT TA Properties Trust, a Maryland real estate investment trust ("HPT TA");

     (d) A form of the Amended and Restated Limited Liability Company Agreement of the Company (the "LLC Agreement"), to be entered into by HPT together with other Persons who become members of the Company, attached as an exhibit to the Registration Statement (as defined below);


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     (e) A form of Transaction Agreement to be entered into by and among HPT,
HPT TA, HPT TA Properties LLC, the Company, and REIT Management and Research
LLC;

     (f) Amendment No. 2 to the Registration Statement on Form S-1, as filed by the Company with the Securities and Exchange Commission on or about January 25, 2007 (the "Registration Statement"), including a related prospectus ("Prospectus"), relating to the limited liability company interests to be distributed by HPT (each, a "Common Share" and collectively, the "Common Shares"); and

     (g) A Certificate of Good Standing for the Company, dated January 12, 2007, obtained from the Secretary of State;

     Capitalized terms used herein and not otherwise defined are used as defined in the LLC Agreement.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.

     With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, and (ii) the genuineness of all signatures.

     For purposes of this opinion, we have assumed (i) that the LLC Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, management and termination of, the Company and that the LLC Agreement and the LLC Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iii) that each natural person who is a signatory to the documents examined by us has the requisite legal capacity, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) that HPT TA transferred its entire limited liability company interest to HPT and, in connection therewith, HPT was admitted to the Company as a member of the Company, HPT TA ceased to be a member of the Company, and the Company was continued without

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dissolution, (vii) if so issued, the receipt by each Person to whom a Common
Share is to be issued by the Company (each, a "Shareholder" and collectively, the "Shareholders") of a certificate in the form of the certificate contemplated by the LLC Agreement evidencing the Common Shares and the consideration for the Common Shares acquired by it, in accordance with the LLC Agreement and the Registration Statement, (viii) that the books and records of the Company set forth the names and addresses of all Shareholders to be admitted as members of the Company and the dollar value of each of the Shareholder's deemed contribution to the Company, and (ix) that the Common Shares are issued and sold to the Shareholders in accordance with the Registration Statement and the LLC Agreement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

     This opinion is limited to the laws of the State of Delaware (excluding the securities laws and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

     Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

     1. The Company has been duly formed and is validly existing in good standing as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Sections 18-101, et seq.).

     2. The Common Shares will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited liability company interests in the Company.

     3. The Shareholders shall not be obligated personally for any of the debts, obligations or liabilities of the Company, whether arising in contract, tort or otherwise solely by reason of being a member of the Company, except as a Shareholder may be obligated to repay any funds wrongfully distributed to it. We note that the Shareholders may be obligated to make payments as set forth in the LLC Agreement.

     We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. Further, we consent to Wells Fargo Bank, National Association's relying as to matters of Delaware law upon this opinion in connection with the matters set forth herein. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations

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of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.



                                        Very truly yours,

                                        /s/ Richards, Layton & Finger, PA
                                        ---------------------------------





BJK